July 12, 2012
Media and Shareholder Contact:  Ken Kenny  (702) 876-7117
FOR IMMEDIATE RELEASE

JAMES P. KANE APPOINTED
AS PRESIDENT AND CEO OF NPL CONSTRUCTION CO.

LAS VEGAS, NEV. – Southwest Gas Corporation (NYSE: SWX) today announced that it has appointed James P. Kane as President and Chief Executive Officer of NPL Construction Co., Southwest's wholly owned pipeline construction subsidiary.  In connection with his new appointment, Mr. Kane relinquished his position as President of Southwest Gas Corporation and its utility operations.  Southwest's current Chief Executive Officer Jeffrey W. Shaw has assumed Mr. Kane's duties at Southwest.

"Jim Kane's leadership has helped propel Southwest and his presence will be missed at the parent company, but Jim is clearly the executive best suited to bolster and transition the NPL management team," said Jeffrey W. Shaw, Chief Executive Officer of Southwest and Chairman of NPL's Board of Directors.  Shaw concluded by stating, "Jim Kane comes to NPL following an extraordinary period of growth that has seen NPL nearly double in size over recent years.  He will be charged with making structural and transitional changes to match the increased size of the business.  We're very fortunate to have Jim, with his impressive 40-year track record in the industry, guide NPL forward.  Jim’s demonstrated leadership abilities position NPL to meet its long-term strategic objectives.”

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Southwest Gas – Add 1
July 12, 2012

About Southwest Gas
Southwest Gas Corporation provides natural gas service to approximately 1.9 million customers in Arizona, Nevada, and California.  For more information about Southwest Gas, please visit www.swgas.com.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of Southwest Gas Corporation could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, future operating results, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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